Exhibit 18

May 2, 2012

Board of Directors

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa 50392

Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of Principal Financial Group, Inc. (the Company) included in its Form 10-Q for the three months ended March 31, 2012, describes changes in the method of accounting principles related to the recognition of the cost of long duration universal life and variable universal life reinsurance contracts and the calculation of estimated gross profits. In conjunction with this change, the Company also changed its accounting policy for estimated gross profits. Under the Company’s previous method, the Company recognized all reinsurance cash flows as part of the net cost of reinsurance and amortized this balance over the estimated lives of the underlying policies in proportion to the pattern of estimated gross profits on the underlying policies. Under the new method, any difference between actual and expected reinsurance cash flows are recognized in earnings immediately instead of being deferred and amortized over the life of the underlying policies. In conjunction with this change, the Company also changed its policy for determining estimated gross profits relating to these contracts to include the difference between actual and expected reinsurance cash flows, where previously these effects had not been included. There are no authoritative criteria for determining a ‘preferable’ method for accounting for the cost of reinsurance and the determination of estimated gross profits based on the particular circumstances; however, we conclude that such changes in the method of accounting are acceptable alternatives which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances.

We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of Principal Financial Group, Inc. subsequent to that date.

/s/ Ernst & Young LLP